Exhibit 21.1

Subsidiaries

Name	Place of incorporation	Interest%

Global Crossing Airlines, Inc.	Delaware, United States	100% ownership by the Company

Global Crossing Airlines Operstions, LLC	Florida, United States	100% ownership by the Company

GlobalX A320 Aircraft Acquisition Corp.	British Columbia, Canada	100% ownership by the Company

GlobalX A321 Aircraft Acquisition Corp.	Nevada, United States	100% ownership by GlobalX A320 AAC

GlobalX Ground Team, LLC	Florida, United States	50% ownership by the Company

GlobalX Air Tours, LLC	Florida, United States	100% ownership by the Company

GlobalX Travel Technologies, Inc.	Delaware, United States	80% ownership by the Company

Capitol Airlines, LLC	Florida, United States	100% ownership by the Company

LatinX Air S.AS.	Ecuador	100% ownership by the Company

GlobalX Colombia S.A.S.	Colombia	100% ownership by the Company